Exhibit 99.1

For Release: October 24, 2013

Contact: Margaret Bouffard, Merchants Bank, at (802) 865-1807

Merchants Bancshares, Inc. Announces Third Quarter 2013 Results highlighted by
Strong Loan and Deposit Growth

SOUTH BURLINGTON, VT— Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $3.67 million and $11.31 million, or diluted earnings per share of $0.58 and $1.79, for the three and nine months ended September 30, 2013, respectively. This compares to net income of $4.00 million and $11.35 million, or diluted earnings per share of $0.64 and $1.81, for the three and nine months ended September 30, 2012, respectively.

The return on average assets was 0.88% and 0.90% for the three and nine months ended September 30, 2013, respectively, compared to 0.97% and 0.92% for the same periods in 2012. The return on average equity was 12.89% and 12.94% for the three and nine months ended September 30, 2013, respectively, compared to 13.95% and 13.47% for the same periods in 2012. We previously announced the declaration of a dividend of $0.28 per share, payable November 14, 2013, to shareholders of record as of October 31, 2013.

“The first three quarters of 2013 have been highlighted by strong growth in loans and deposits. The loan growth has allowed us to continue shifting our asset mix away from investments and has helped to slow down the rate of margin compression. Although we have witnessed a small decline in net interest income year to date we have been able to offset this with a reduction of approximately $1 million in recurring non-interest expenses. Ultimately we should start to see the margin benefit with the growth in loans if rates increase,” commented Michael R. Tuttle, our President and CEO.

Shareholders’ equity ended the quarter at $116.92 million, and our book value per share was $18.53 at September 30, 2013. Our capital ratios remain strong at September 30, 2013. Our Tier 1 leverage ratio increased to 8.41% compared to 8.08% at December 31, 2012; total risk-based capital ratio increased to 16.13% compared to 16.00% at December 31, 2012; and our tangible capital ratio increased to 7.01% at September 30, 2013 compared to 6.92% at December 31, 2012.

Quarterly average loan balances for the third quarter were $1.15 billion, an increase of $81 million over average loan balances for the fourth quarter of 2012; this represents an average annualized growth rate of 10.0%. Ending loan balances in the table below at September 30, 2013, June 30, 2013 and December 31, 2012 reflect the reclassification of $35.07 million, $34.63 million, and $29.56 million, respectively, in non-owner occupied residential real estate loans from the residential real estate category to the commercial real estate category. This presentation more accurately presents the risk profile of these loans.

The following table summarizes the components of our loan portfolio as of the periods indicated:

(In thousands)	September 30, 2013	June 30, 2013	December 31, 2012
Commercial, financial and agricultural	$ 163,138	$ 169,215	$ 165,023
Municipal loans	96,491	45,319	84,689
Real estate loans – residential	493,667	485,764	460,395
Real estate loans – commercial	373,085	365,693	357,178
Real estate loans – construction	32,768	31,813	10,561
Installment loans	5,898	5,667	4,701
All other loans	454	544	376
Total loans	$1,165,501	$1,104,015	$1,082,923

Growth in our commercial real estate and construction loan categories has been driven by new customer acquisition and expansion of existing relationships. Growth in our residential real estate loan portfolio continues to be driven by increased mortgage refinance volume due to the low interest rate environment. Mortgage application volumes decreased during the quarter and are expected to continue decreasing if rates are stable or increase.

The average investment portfolio balance for the third quarter of 2013 was $419.92 million, a reduction of $90.64 million from the fourth quarter of 2012. The ending balance in the investment portfolio at September 30, 2013 was $405.69 million, compared to $509.09 million at December 31, 2012. We are intentionally allowing the investment portfolio to run off and using the cash flow to fund our loan growth. This will help us control overall asset growth and strengthen our capital ratios and returns. During the third quarter we moved securities with a September 30, 2013 carrying value of $136.02 million from the Available for Sale (“AFS”) category to the Held to Maturity (“HTM”) category. We selected securities that had the most price volatility in a rising rate environment to move to the HTM category. We recorded an after tax charge to Accumulated Other Comprehensive Income of $3.16 million as a result of the transfer. This change will protect our tangible capital from further price deterioration on that portion of our investment portfolio.

We recorded a $400 thousand and $800 thousand provision for credit losses during the three and nine months ended September 30, 2013, respectively, compared to $250 thousand and $700 thousand for the three and nine months ended September 30, 2012, respectively. Our continued loan growth was the primary factor for the provision to date in 2013. Credit quality continues to be very healthy, we are a top performer in this measure. Performing loans past due 30-89 days were 0.01% of total loans at September 30, 2013 and December 31, 2012. Nonperforming loans as a percent of total loans were 0.23% at September 30, 2013 compared to 0.27% at December 31, 2012. Accruing substandard loans increased to 2.21% of total loans at September 30, 2013 compared to 1.60% at December 31, 2012. Net charge-offs for the first nine months of 2013 total $121 thousand.

Total deposits at September 30, 2013 were $1.33 billion compared to $1.27 billion at December 31, 2012, a $60.17 million, or annualized 6.3%, increase. Growth during 2013 has been concentrated in our transaction account categories, with continued reductions in time deposit balances. Securities sold under agreement to repurchase, which represent collateralized customer accounts, declined to $179.49 million at September 30, 2013 from $287.52 million at December 31, 2012 as a result of seasonal municipal cash flows combined with migration to other deposit products. Short-term wholesale borrowings increased to $8.20 million at September 30, 2013 from zero at December 31, 2012.

Our taxable equivalent net interest income was $12.71 million and $38.24 million for the three and nine months ended September 30, 2013, respectively, compared to $13.15 million and $38.97 million for the same periods in 2012. Our taxable equivalent net interest margin was 3.14% and 3.17% compared to 3.29% and 3.30% for the three and nine months ended September 30, 2013 and 2012, respectively. Though margin compression has slowed, it continues to be a challenge. Most of the margin compression is concentrated in our loan yields, which decreased 30 basis points and 12 basis points since December 31, 2012 and June 30, 2013, respectively. One of the factors influencing our loan yields is an increase in variable rate loans. Average variable rate loans for the third quarter were $304.06 million, an increase of $42.12 million from the fourth quarter of 2012. These loans have a lower current yield than fixed rate loans, but will have higher yields when rates start to rise. Our average cost of interest bearing liabilities declined five basis points since December 31, 2012 and two basis points since June 30, 2013.

Total noninterest income decreased $678 thousand to $2.79 million for the third quarter of 2013 compared to the third quarter of 2012 and decreased $1.43 million for the first nine months of 2013 compared to the same period in 2012. Excluding net gains on investment securities and gains on sales of other assets, total noninterest income increased $44 thousand for the third quarter of 2013 compared to the third quarter of 2012, and increased $87 thousand for the first nine months of 2013 compared to the same period in 2012. Increases in cash management fees and other service charge income more than offset continued reductions in overdraft fees. Trust division income increased $89 thousand and $278 thousand for the three and nine months ended September 30, 2013, respectively, compared to the same periods in 2012.

Total noninterest expense decreased $814 thousand to $9.90 million for the third quarter of 2013 compared to the same period in 2012 and decreased $2.34 million to $29.77 million for the first nine months of 2013 compared to the same periods in 2012. Excluding a $677 thousand and $1.36 million prepayment penalty incurred during the three and nine months ended September 30, 2012, noninterest expense decreased $137 thousand and $973 thousand for the three and nine months ended September 30, 2013, respectively, compared to the same periods in 2012. Total compensation and benefits decreased $55 thousand for the third quarter of 2013 compared to the same period in 2012, and decreased $697 thousand for the first nine months of 2013 compared to the same period in 2012. Strong growth and performance ahead of plan triggered an increase to our incentive accrual of $175 thousand during the third quarter of 2013. This increase was offset by reductions in the cost of our self-funded health insurance during 2013 as a result of positive claims experience. Additionally, the overfunded status of our pension plan is producing income for us in 2013 instead of expense. The timing of investments in low income housing partnerships and their associated tax credits led to a reduction in expenses related to real estate limited partnerships to $271 thousand and $811 thousand for the three and nine months ended September 30, 2013 compared to $370 thousand and $1.19 million for the same periods in 2012.

Our effective tax rate for 2013 was negatively impacted by the timing of investments in low income housing partnerships discussed above, which produced a lower level of tax credits for us in 2013 compared to 2012. Our effective tax rate was positively impacted by the donation of our branch building in North Bennington, Vermont, to a non-profit organization during the second quarter of 2013. This donation along with the tax credits from housing partnership investments yielded an effective tax rate to 21% for the first nine months of 2013 compared to 20% for the first nine months of 2012.

Michael R. Tuttle, our President and Chief Executive Officer, Janet P. Spitler, our Executive Vice President and Chief Financial Officer and Geoffrey R. Hesslink, our Executive Vice President, Chief Operating Officer and Senior Lender, will host a conference call to discuss these earnings results, business highlights and outlook at 9:00 a.m. Eastern Time on Friday, October 25, 2013. Interested parties may participate in the conference call by dialing U.S. number (888) 317-6016, Canada number (855) 669-9657, or international number (412) 317-6016. The title of the call is Merchants Bancshares, Inc. Q3 2013 Earnings Call. Participants are asked to call a few minutes prior to register. A replay will be available until 9:00 a.m. Eastern Time on November 1, 2013. The U.S. replay dial-in telephone number is (877) 344-7529. The international replay telephone number is (412) 317-0088. The replay access code for both replay telephone numbers is 10023214. Additionally, a webcast of the call will be available on our website at www.mbvt.com shortly after the conclusion of the call.

Established in 1849, Merchants Bank is the largest Vermont-based bank, independent and locally operated. Consumer, business, municipal and investment customers enjoy personalized relationships, sophisticated online and mobile banking options, more than 30 community bank locations statewide, plus a nationwide network of over 55,000 surcharge-free Allpoint ATMs. Merchants Bank (Member FDIC, Equal Housing Lender, NASDAQ: MBVT), and Merchants Trust Company employ approximately 300 full-time employees and 40 part-time employees statewide, and has earned several “Best Place to Work in Vermont” awards. American Banker ranks Merchants Bank #10 in America among 851 peers. www.mbvt.com.

Non-GAAP Financial Measure. In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. In several places net interest income is presented on a fully taxable equivalent basis. Specifically included in interest income was tax-exempt interest income from certain tax-exempt loans. An amount equal to the tax benefit derived from this tax exempt income is added back to the interest income total, to produce net interest income on a fully taxable equivalent basis. The amount added back was $561 thousand and $1.53 million, respectively, for the three and nine months ended September 30, 2013, and $485 thousand and $1.53 million, respectively, for the same period in 2012. An additional non-GAAP financial measure we use is the tangible capital ratio. Because we have no intangible assets, our tangible shareholder’s equity is the same as our shareholder’s equity. We believe that the supplemental non-GAAP information is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non- GAAP performance measures which may be presented by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Certain statements contained in this press release that are not historical facts may constitute forward- looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements, which are based on certain assumptions and describe Merchants’ future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. Our actual results could differ materially from those projected in the forward-looking statements as a result of, among others, continued weakness in general, national, regional or local economic conditions, the performance of our investment portfolio, quality of credits or the overall demand for services; changes in loan default and charge-off rates which could affect the allowance for credit losses; volatility in the equity and financial markets; reductions in deposit levels which could necessitate increased and/or higher cost borrowing to fund loans and investments; declines in mortgage loan refinancing, equity loan and line of credit activity which could reduce net interest and non-interest income; changes in the domestic interest rate environment and inflation; changes in the carrying value of investment securities and other assets; misalignment of our interest-bearing assets and liabilities; increases in loan repayment rates affecting interest income and the value of mortgage servicing rights; changing business, banking, or regulatory conditions or policies, or new legislation affecting the financial services industry that could lead to changes in the competitive balance among financial institutions, restrictions on bank activities, changes in costs (including deposit insurance premiums), increased regulatory scrutiny, declines in consumer confidence in depository institutions, or changes in the secondary market for bank loans and other products; and changes in accounting rules, federal and state laws, IRS regulations, and other regulations and policies governing financial holding companies and their subsidiaries which may impact our ability to take appropriate action to protect our financial interests in certain loan situations.

You should not place undue reliance on our forward-looking statements, and are cautioned that forward-looking statements are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, which are included in more detail in our Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other filings submitted to the Securities and Exchange Commission. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	September 30,	June 30,	December 31,	September 30,
	2013	2013	2012	2012
Balance Sheets - Period End
Total assets	$ 1,667,130	$ 1,619,807	$ 1,708,550	$ 1,685,836
Loans	1,165,501	1,104,015	1,082,923	1,072,879
Allowance for loan losses ("ALL")	12,199	11,890	11,562	11,444
Net loans	1,153,302	1,092,125	1,071,361	1,061,435
Investments-available for sale, taxable	269,676	428,068	508,681	526,257
Investments-held to maturity, taxable	136,017	325	407	443
Federal Home Loan Bank ("FHLB") stock	7,496	7,496	8,145	8,145
Cash and due from banks	35,634	31,458	34,547	30,097
Interest earning cash and other short-term investments	21,648	17,672	42,681	22,935
Other assets	43,357	42,663	42,728	36,524
Non-interest bearing deposits	267,608	242,393	240,491	227,879
Savings, interest bearing checking and money market accounts	745,814	751,599	700,191	687,267
Time deposits	317,824	318,527	330,398	337,817
Total deposits	1,331,246	1,312,519	1,271,080	1,252,963
Short-term borrowings	8,200	21,000	--	55,600
Securities sold under agreement to repurchase, short-term	179,490	141,055	287,520	227,996
Other long-term debt	2,423	2,443	2,483	2,503
Junior subordinated debentures issued to
unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	8,229	7,152	8,627	8,126
Shareholders' equity	116,923	115,019	118,221	118,029

Balance Sheets - Quarter-to-Date Averages
Total assets	$ 1,661,517	$ 1,681,747	$ 1,682,673	$ 1,649,457
Loans	1,154,967	1,122,201	1,074,007	1,064,507
Allowance for loan losses	11,946	11,842	11,542	11,309
Net loans	1,143,021	1,110,359	1,062,465	1,053,198
Investments-available for sale, taxable	310,165	466,566	510,129	499,224
Investments-held to maturity, taxable	109,753	343	428	464
FHLB stock	7,496	7,496	8,145	8,145
Cash and due from banks	27,913	25,533	28,730	25,793
Interest earning cash and other short-term investments	21,700	23,371	26,036	16,241
Other assets	41,469	48,079	46,740	46,392
Non-interest bearing deposits	252,795	239,601	235,007	220,646
Savings, interest bearing checking and money market accounts	772,234	711,895	680,330	677,321
Time deposits	318,795	324,157	332,678	341,231
Total deposits	1,343,824	1,275,653	1,248,015	1,239,198
Short-term borrowings	26,451	28,565	34,347	60,141
Securities sold under agreement to repurchase, short-term	145,962	228,726	250,355	196,117
Other long-term debt	2,430	2,450	2,490	9,032
Junior subordinated debentures issued to
unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	8,150	7,465	9,430	9,466
Shareholders' equity	114,081	118,269	117,417	114,884
Earning assets	1,604,081	1,619,977	1,618,745	1,588,581
Interest bearing liabilities	1,286,491	1,316,412	1,320,819	1,304,461

Ratios and Supplemental Information - Period End
Book value per share	$ 19.50	$ 19.19	$ 19.84	$ 19.82
Book value per share (1)	$ 18.53	$ 18.24	$ 18.82	$ 18.81
Tier I leverage ratio	8.41%	8.36%	8.08%	8.10%
Total risk-based capital ratio	16.13%	16.42%	16.00%	15.83%
Tangible capital ratio (2)	7.01%	7.10%	6.92%	7.00%
Period end common shares outstanding (1)	6,311,332	6,304,649	6,282,385	6,274,683

Credit Quality - Period End
Nonperforming loans ("NPLs")	$ 2,684	$ 1,600	$ 2,912	$ 2,740
Nonperforming assets ("NPAs")	$ 2,707	$ 1,740	$ 2,912	$ 2,740
NPLs as a percent of total loans	0.23%	0.14%	0.27%	0.26%
NPAs as a percent of total assets	0.16%	0.11%	0.17%	0.16%
ALL as a percent of NPLs	455%	743%	397%	418%
ALL as a percent of total loans	1.05%	1.08%	1.07%	1.07%

(1)

This book value and period end common shares outstanding includes 314,953; 310,381; 324,515; and 319,572 Rabbi Trust shares for the periods noted above, respectively.

(2)

The tangible capital ratio is calculated by dividing tangible equity by tangible assets. Because we have no intangible assets, our tangible shareholder's equity is the same as our shareholder's equity.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	For the Nine Months Ended
	September 30,
	2013	2012
Balance Sheets - Year to-Date Averages
Total assets	$ 1,674,726	$ 1,636,883
Loans	1,121,404	1,051,886
Allowance for loan losses	11,827	11,061
Net loans	1,109,577	1,040,825
Investments-available for sale, taxable	426,023	497,491
Investments-held to maturity, taxable	37,228	500
FHLB stock	7,660	8,265
Cash and due from banks	26,232	24,037
Interest earning cash and other short-term investments	21,265	18,454
Other assets	46,741	47,311
Non-interest bearing deposits	238,655	207,097
Savings, interest bearing checking and money market accounts	727,042	660,386
Time deposits	325,718	346,347
Total deposits	1,291,415	1,213,830
Short-term borrowings	23,009	39,614
Securities sold under agreement to repurchase, short-term	212,755	223,540
Other long-term debt	2,450	17,420
Junior subordinated debentures issued to
unconsolidated subsidiary trust	20,619	20,619
Other liabilities	7,952	9,514
Shareholders' equity	116,526	112,346
Earning assets	1,613,580	1,576,596
Interest bearing liabilities	1,311,593	1,307,926

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
Operating Results
Interest income
Interest and fees on loans	$ 11,070	$ 11,044	$ 11,278	$ 32,864	$ 33,860
Interest and dividends on investments	2,314	2,576	2,951	7,687	9,034
Total interest and dividend income	13,384	13,620	14,229	40,551	42,894
Interest expense
Deposits	948	728	860	2,422	2,748
Securities sold under agreement to repurchase and other short-term borrowings	83	377	341	817	1,454
Long-term debt	201	205	364	602	1,253
Total interest expense	1,232	1,310	1,565	3,841	5,455
Net interest income	12,152	12,310	12,664	36,710	37,439
Provision for credit losses	400	150	250	800	700
Net interest income after provision for credit losses	11,752	12,160	12,414	35,910	36,739
Noninterest income
Trust division income	759	761	670	2,278	2,000
Service charges on deposits	995	992	1,033	2,972	3,001
Debit card income, net	720	739	686	2,114	2,102
Gain (losses) on investment securities, net	1	(13)	(26)	(12)	422
Gain on sale of other assets	--	--	749	--	1,083
Other noninterest income	311	286	352	846	1,020
Total noninterest income	2,786	2,765	3,464	8,198	9,628
Noninterest expense
Compensation and benefits	4,754	4,510	4,809	14,059	14,756
Occupancy and equipment expenses	1,910	1,933	1,837	5,853	5,527
Legal and professional fees	695	619	677	2,001	1,954
Marketing expenses	393	485	360	1,158	1,264
Equity in losses of real estate limited partnerships, net	271	270	370	811	1,189
State franchise taxes	363	362	321	1,082	965
FDIC insurance	215	220	217	655	644
Prepayment penalty	--	--	677	--	1,363
Other real estate owned	17	54	65	84	129
Other noninterest expense	1,282	1,394	1,381	4,063	4,311
Total noninterest expense	9,900	9,847	10,714	29,766	32,102
Income before provision for income taxes	4,638	5,078	5,164	14,342	14,265
Provision for income taxes	964	1,053	1,159	3,034	2,911
Net income	$ 3,674	$ 4,025	$ 4,005	$ 11,308	$ 11,354

Ratios and Supplemental Information
Weighted average common shares outstanding	6,308,796	6,298,019	6,269,347	6,297,965	6,251,967
Weighted average diluted shares outstanding	6,323,602	6,309,890	6,280,479	6,311,098	6,264,340
Basic earnings per common share	$ 0.58	$ 0.64	$ 0.64	$ 1.80	$ 1.82
Diluted earnings per common share	$ 0.58	$ 0.64	$ 0.64	$ 1.79	$ 1.81
Return on average assets	0.88%	0.96%	0.97%	0.90%	0.92%
Return on average shareholders' equity	12.89%	13.61%	13.95%	12.94%	13.47%
Average yield on loans	4.00%	4.12%	4.40%	4.10%	4.49%
Average yield on investments	2.14%	2.17%	2.30%	2.17%	2.38%
Average yield of earning assets	3.45%	3.49%	3.68%	3.49%	3.76%
Average cost of interest bearing deposits	0.34%	0.28%	0.34%	0.31%	0.36%
Average cost of borrowed funds	0.58%	0.83%	0.98%	0.73%	1.20%
Average cost of interest bearing liabilites	0.38%	0.40%	0.48%	0.39%	0.56%
Net interest rate spread	3.07%	3.09%	3.20%	3.10%	3.20%
Net interest margin	3.14%	3.17%	3.29%	3.17%	3.30%
Net interest income on a fully taxable equivalent basis	$ 12,713	$ 12,795	$ 13,149	$ 38,238	$ 38,970
Net recoveries (charge-offs) to Average Loans	(0.01)%	(0.01)%	0.00%	(0.01)%	0.00%
Net recoveries (charge-offs)	$(67)	$(80)	$ 13	$(121)	$ 27
Efficiency ratio (1)	59.63%	58.55%	58.64%	59.63%	60.59%

(1)

The efficiency ratio excludes amortization of intangibles, equity in losses of real estate limited partnerships, OREO expenses, gain/loss on sales of securities, state franchise taxes, and any significant nonrecurring items.

Note: As of September 30, 2013, Merchants Bank had off-balance sheet liabilities in the form of standby letters of credit to customers in the amount of $5.08 million.

Amounts reported for prior periods are reclassified, where necessary, to be consistent with the current period presentation.